Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of May 15, 2006 between TVI Corporation, a Maryland corporation (the “Employer”), and Richard V. Priddy (the “Executive”).

In consideration of the Executive’s agreement to provide services under this Agreement and the mutual agreements set forth below, the receipt and legal sufficiency of which are hereby acknowledged, the Employer and the Executive agree as follows:

SECTION 1. Employment Relationship.

(a) Employment by Employer.

(i) The Employer hereby employs the Executive, and the Executive hereby agrees to be employed by the Employer, as President and Chief Executive Officer of Employer. During the Executive’s employment with the Employer, the Executive shall report directly to the Board of Directors of the Employer (the “Board”). The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Employer as may be adopted from time to time by the Employer. The Executive acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

(ii) The Executive shall do and perform all services and acts necessary or advisable in the opinion of the Board to fulfill the duties and responsibilities as are commensurate and consistent with the Executive’s position and such other services as reasonably requested by the Board (the “Services”). The Executive agrees to devote all of the Executive’s working time, attention and efforts to the Employer and to perform the Services in accordance with the Employer’s policies as in effect from time to time; provided that, the Executive shall be permitted to engage in such limited and non-competitive outside business activities that do not interfere with the performance of his duties hereunder only as may be expressly approved in writing by the Board in advance accordance with the business and ethical standards of the Employer adopted from time to time. The Executive’s principal place of employment shall be the Employer’s offices located in the Glenn Dale, Maryland area.

(b) Employment Period.

(i) Subject to earlier termination as set forth herein, the initial term hereof shall commence on January 1, 2006 and end on December 31, 2008 (such three-year term being referred to as the “Initial Term”). Notwithstanding anything to the contrary contained in the preceding sentence, the term of this Agreement shall be automatically renewed for successive one-year terms (each such one-year term a “Renewal Term”), unless sooner terminated in accordance with the provisions hereof, or unless either party gives to the other party written notice of intent not to renew the term of this Agreement at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. For the purposes of this Agreement, the Initial Term and each Renewal Term shall collectively be referred to as the “Employment Period.”

(ii) Executive agrees and acknowledges that the Employer has no obligation to extend the Employment Period, and Executive expressly acknowledges that no promises or understandings to the contrary have been made or reached. Executive also agrees and acknowledges that, should the Employer choose to continue Executive’s employment for any period of time after the expiration of the Employment Period, Executive’s employment with the Employer, unless otherwise agreed by the parties, will be “at will.” In other words, during any time following the expiration of the Employment Period, unless otherwise agreed by the parties, the Employer may terminate Executive’s employment at any time, with or without reason and with or without notice, and Executive may resign at any time, with or without reason and with or without notice. All references herein to the term of this Agreement shall refer to the Initial Term, the Renewal Term and any successive term as the context logically requires.

SECTION 2. Compensation and Benefits.

During the Employment Period:

(a) Annual Compensation. The Employer shall pay to the Executive annual compensation, consisting of salary and incentive awards as set forth herein. Payment and calculation shall be as follows:

(i) Annual Base Salary. For each fiscal year of the Employment Period the Employer shall pay the Executive a base salary at an annual rate of Two Hundred Ninety Thousand Dollars ($290,000.00), subject to annual increase, as determined in the sole discretion of the Board based upon its annual evaluation of CEO performance (the “Base Salary”). Base Salary shall be payable in accordance with the Employer’s payroll practices, as in effect from time to time.

(ii) Annual Incentive Award. The Executive shall be eligible to receive an annual performance-based incentive award to be calculated and awarded in accordance with Schedule A, attached hereto (the “Annual Incentive Award”).

(b) Stock Options/Awards. Executive shall be eligible to participate in all stock option plans and other equity programs maintained by Employer for which he is eligible, including the Employer’s Amended and Restated 1998 Incentive Stock Option Plan (the “Plan”) as set forth hereafter.

(i) On both the date of execution hereof and on the first trading day of each subsequent calendar year during the Employment Period starting in 2007, Executive shall receive incentive stock options for fifty thousand (50,000) shares under the Plan (the “Option”). Each such Option shall be issued at a strike price equal to the market price of the underlying shares as of the grant date and shall carry a seven-year term, with one-third of the subject Option shares becoming first exercisable and vesting ratably on each of the three (3) anniversaries following the grant date.

EXECUTIVE EMPLOYMENT AGREEMENT

(ii) Notwithstanding any term of this Agreement to the contrary, upon the occurrence of any of: (A) the termination of Executive’s employment by Employer other than for Cause (as hereinafter defined), (B) the termination of Executive’s employment by Executive for Good Reason (as hereinafter defined), or (C) the termination of Executive’s employment due to either his death or Disability (as hereinafter defined), and notwithstanding any provision in the Plan (or any agreement entered into thereunder or any successor stock option plan or agreement thereunder or thereto) to the contrary, any Option held by Executive as of the effective date of such termination shall immediately and automatically become exercisable for the total number of shares subject to that Option at that time and may thereafter be exercised for any or all of such shares until the expiration of, and in accordance with the terms of, such Option.

(iii) Additionally, the Board may, in the exercise of its sole discretion, grant Executive additional stock options and other equity-based or other awards from time to time.

(c) Benefits. During the Employment Period, the Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Employer in accordance with the plans, policies, programs and practices of the Employer applicable to similarly situated employees of the Employer; provided that, such benefits shall include long-term disability insurance covering 60% of Executive’s Base Salary up to age sixty-five (65).

(d) Reimbursement for Business Expenses. The Employer shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in performing the Executive’s duties for the Employer, on the same basis as similarly situated employees and in accordance with the Employer’s policies as in effect from time to time. At Executive’s option, Executive shall either receive a monthly automobile allowance of three hundred fifty dollars ($350.00) or be reimbursed for mileage driven in connection with his duties hereunder at the maximum rate then established by the Internal Revenue Service.

SECTION 3. Termination.

(a) Death or Disability. If the Executive dies during the Employment Period, the Employment Period shall terminate immediately and automatically as of the date of the Executive’s death. If the Executive becomes disabled during the Employment Period, the Employment Period may be terminated, at the option of the Employer, immediately upon notice after the Date of Disability. For purposes of this Agreement, the “Date of Disability” shall mean the earlier of the date upon which: (i) Executive is determined to be totally disabled under the terms of any long-term disability income insurance policy maintained by the Employer for the benefit of Executive; or (ii) a date in excess of twelve (12)

EXECUTIVE EMPLOYMENT AGREEMENT

consecutive calendar weeks during which Executive, in the reasonable opinion of the Board, has been unable to perform the essential functions of his job due to a mental or physical impairment; or (iii) upon the Employer’s receipt of a written determination from a duly licensed, actively practicing physician mutually acceptable to the parties certifying in a written medical opinion and with reasonable medical certainty that Executive is then unable, and can reasonably be expected to continue to be unable due to a mental or physical impairment, to perform the essential functions of his job for either a period of ninety (90) consecutive days or for shorter periods aggregating one hundred eighty (180) days in any 12-month period. During any period prior to such termination during which the Executive is unable to perform his duties to the Employer, the Employer shall continue to pay the Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to the Executive under any disability insurance plan or policy provided by the Employer. Executive shall cooperate with any reasonable request to participate in a physical examination to determine disability status.

(b) Cause. The Employer, at its option, may terminate the Employment Period and all of the obligations of the Employer under this Agreement for Cause at anytime effective as set forth below. The Employer shall have “Cause” to terminate the Executive’s employment hereunder in the event of: (i) the Executive’s conviction of, plea of guilty or nolo contendere to, or admission that he has committed a felony, (ii) the Executive’s willful or gross neglect of the duties required by this Agreement; (iii) the Executive’s failure to perform his duties ably and competently or to follow any lawful directive of the Board; (iv) the Executive’s willful misconduct in the performance of his duties hereunder; or (v) a breach by Executive of a material provision of this Agreement (including Sections 4 and/or 5 hereof). In the case of an event described in clauses (i), (iv) or (v) above, termination for Cause shall be effective immediately upon written notice thereof by the Employer. In the case of an event described in clauses (ii) or (iii) above, termination for Cause shall be effective immediately upon written notice thereof by the Employer after: (A) the Executive has received written notice summarizing the claimed deficiencies and has had an opportunity to discuss such matters at a meeting of the Board, and (B) the Executive has not cured such action to the satisfaction of the Board within thirty (30) days after meeting with the Board.

(c) Good Reason. The Executive may terminate the Employment Period upon thirty (30) days prior written notice to the Employer specifying that Good Reason (as defined below) has occurred and setting forth the basis therefore. Termination for Good Reason shall be effective upon expiration of such 30-day period after written notice is received by the Employer if the basis for the Good Reason has not previously been cured. “Good Reason” means: (i) the failure of the Employer to pay any amounts due under this Agreement, other than amounts disputed in good faith with the basis for such dispute set forth by the Employer in writing; (ii) a substantial diminution in the material status, title, position or responsibilities of the Executive, other than for Cause; (iii) the requirement that the Executive engage in any unlawful act or act of dishonesty, fraud or deception in the course of his employment; or (iv) the Employer’s requirement that Executive relocate to a facility or location more than fifty (50) miles from the current facility.

EXECUTIVE EMPLOYMENT AGREEMENT

(d) Payment in the Event of Termination.

(i) Basic Termination Payment. Upon the termination of the Employment Period at any time for any reason, the Employer shall pay to the Executive or his estate any accrued and unpaid Base Salary that has not yet been paid; provided that, in the event of termination of the Employment Period due to Executive’s death, Employer shall pay to Executive’s surviving heirs a lump sum payment equal to three (3) months of the then-current Base Salary within sixty (60) days of the date of death, in addition to any other death-related benefits the Employer may provide.

(ii) Standard Involuntary Termination Payment. Subject to Section 3(d)(iii) below, following the termination of the Employment Period at any time either by the Employer without Cause or by the Executive for Good Reason, the Employer shall continue to provide to the Executive both: (A) Executive’s Base Salary, and (B) all medical and dental benefits had employment not terminated for a period equal to the remaining balance of the Employment Period.

(iii) Involuntary Termination Payment Following a Change of Control. Notwithstanding the foregoing, in the event of the termination of the Employment Period within the one (1) year period following a Change of Control (as hereinafter defined) either by the Employer without Cause or by the Executive for Good Reason, the Employer shall continue to provide to the Executive both: (A) the Executive’s Base Salary and (B) continuation of all medical and dental benefits had employment not terminated for a period equal to the greater of: (1) the Employment Period then remaining, or (2) a twelve (12) month period. Additionally, in such an event, Executive shall be entitled to receive an Annual Incentive Award for the year during which such termination occurred notwithstanding that Executive is not employed by Employer on the last day of such fiscal year. In such an event, the Annual Incentive Award shall be pro rated and calculated based upon the number of full months actually worked by the Executive prior to such termination.

(iv) “Change of Control” Defined. For purposes of this Agreement, a “Change of Control” means: (a) any sale, lease, transfer or other disposition of all or substantially all of the assets of the Employer in which the buyer or surviving company is not controlled by the Employer; (b) the dissolution or liquidation of the Employer; or (c) any merger, share exchange, consolidation or other reorganization or business combination of the Employer if immediately after such transaction either: (A) persons who were directors of the Employer immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity, or (B) persons who hold in excess of fifty percent (50%) of the voting capital stock of the surviving entity are not persons who held voting capital stock of the Employer immediately prior to such transaction.

EXECUTIVE EMPLOYMENT AGREEMENT

SECTION 4. Confidentiality; Non-Disclosure.

(a) Confidentiality.

(i) Non-Disclosure Obligation. The Executive acknowledges that while employed by the Employer, the Executive will occupy a position of supreme trust and confidence. The Executive shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Employer or any of its affiliates; provided, however, that this Section 4(a)(i) shall not apply to any disclosure or use: (A) required to perform the Executive’s duties hereunder; (B) required by applicable law; or (C) of information that shall have become public other than by the Executive’s disclosure. “Confidential Information” means all “Developments” (as defined below) and all information about the Employer’s business or any of its affiliates, and their employees, clients, customers, suppliers and partners that is not disclosed by the Employer or any of its affiliates in the ordinary course of business and that was learned by the Executive in the course of his employment by the Employer or any of its affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists, prospects lists, pricing information, quotations, budgets, proposals, existing or contemplated services or products, research, financial, marketing and operational plans, proposals and strategies and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Employer and its affiliates, and that such information gives the Employer and its affiliates a competitive advantage. The Executive agrees to deliver or return to the Employer, at the Employer’s request at any time or upon termination or expiration of the Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) in any form or medium furnished by the Employer and its affiliates or prepared by the Executive in the course of the Executive’s employment by the Employer and its affiliates. As used in this Agreement, “affiliates” means any company controlling, controlled by or under common control with the Employer.

(ii) Compulsory Disclosures. If the Executive is requested or (in the opinion of his counsel) required by law or judicial order to disclose any Confidential Information, the Executive shall provide the Employer with prompt notice of any such request or requirement so that the Employer may seek an appropriate protective order or other legal process.

(b) Intellectual Property. Executive agrees that all innovations, inventions, discoveries, developments, improvements, works of authorship and computer programs and related documentation that are made, conceived of or first reduced to practice by him, either solely or jointly with others while employed by the Employer as a result of tasks assigned to Executive by the Employer, or from the use of premises or property owned, leased or contracted for by the Employer (collectively, the “Developments”), and any and

EXECUTIVE EMPLOYMENT AGREEMENT

all intellectual property and other proprietary rights relating thereto whatsoever, whether patented, copyrighted, maintained as a trade secret, registered, recorded or otherwise protected (collectively, the “Intellectual Property”), will be the sole and exclusive property of the Employer. Executive shall promptly disclose to the Employer all Developments, and Executive shall have no claim for additional compensation for the Developments or Intellectual Property. Executive shall execute such assignments or other instruments as may be requested by the Employer to confirm the Employer’s ownership of all Intellectual Property described, and shall, at the Employer’s expense, provide all reasonable assistance in the application, preparation, filing, prosecution and maintenance of any protections relating to such property, or such other actions as may be required to perfect the Employer’s interest in such property.

SECTION 5. Non-Competition; Non-Solicitation.

(a) Executive acknowledges and recognizes his possession of substantial and extensive Confidential Information, as well as knowledge of the Employer’s customers and business methods and plans. Executive agrees, as a material inducement to employ him as President and Chief Executive Officer, that he will limit his available opportunities for employment during and after his Employment Period. Specifically, Executive, will not, both during the Employment Period and for three (3) years thereafter (other than as a passive shareholder of a company in which the Executive owns less than a five percent (5%) equity interest) either: (i) engage in, become employed by, provide services to, or otherwise assist in any manner, any business or entity which competes, or which by the hiring of Executive seeks to compete, with Employer by means of the sale or provision of services or products alike or similar to those sold or provided by the Employer at anytime during the Employment Period, or which Employer is planning to sell or provide at the conclusion of the Employment Period; or (ii) solicit to perform for any Customer or Prospective Customer, or for any competitor of Employer, any services alike or similar to those services performed by the Executive for the Employer at anytime during the Employment Period. “Customer” means any entity that has purchased products or services from the Employer at any time within two (2) years prior to the end of the Employment Period. “Prospective Customer” means any entity either identified by the Employer for solicitation for products or services, or solicited by the Employer, any time within two (2) years prior to the end of the Employment Period.

(b) The Executive recognizes that he will possess confidential information about other employees of the Employer and its affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Employer and its affiliates. The Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Employer and its affiliates in developing their respective businesses and in securing and retaining customers, and has been and will be acquired by Executive because of Executive’s business position with the Employer. Executive agrees that both during the Employment Period and for three (3) years thereafter, Executive will not, directly or indirectly: (i) hire, recruit, solicit or induce, or

EXECUTIVE EMPLOYMENT AGREEMENT

attempt to hire, recruit solicit or induce, any employee of the Employer for the purpose of being employed, retained as a contractor or otherwise engaged by Executive or by any business, individual, partnership, firm, corporation (or other entity on whose behalf Executive is acting) as an employee, agent or other representative; or (ii) induce or attempt to induce any person to terminate his employment or other engagement or relationship with the Employer or any affiliate.

SECTION 6. General Provisions.

(a) Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Executive and the Employer consider the restrictions contained in this Agreement to be reasonable for the express purpose of preserving the Employer’s legitimate business interests, goodwill and proprietary rights, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that although the Employer and the Executive consider the restrictions contained in Section 5 to be reasonable and necessary to protect the Employer’s legitimate business interests, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is unenforceable against the Executive, the provisions of this Agreement shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(b) Remedies; Survival. The parties acknowledge that the Employer’s damages at law may be an inadequate remedy for the breach by the Executive of any provision of Section 4 or Section 5, and agree in the event of such breach that the Employer may obtain temporary and permanent injunctive relief restraining the Executive from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Employer from pursuing any other remedies available at law or equity for such breach or threatened breach of Section 4 or Section 5 or for any breach or threatened breach of any other provision of this Agreement. The obligations contained in Sections 4 and 5 shall, to the extent provided in Sections 4 and 5, survive any termination or expiration of the Executive’s employment with the Employer and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. In the event of termination of the Employment Period in accordance with Section 3, the Executive agrees to cooperate with the Employer in order to ensure an orderly transfer of the Executive’s duties and responsibilities. Executive shall pay all costs incurred by the Employer, including reasonable attorneys’ fees, investigation costs and other costs and expenses, in the enforcement of this Agreement.

EXECUTIVE EMPLOYMENT AGREEMENT

(c) Withholding. The Employer shall withhold such amounts from any compensation or other benefits payable to the Executive under this Agreement on account of payroll and other taxes as may be required by applicable law or regulation of any governmental authority.

(d) Assignment; Successors. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Employer may be merged or which may otherwise succeed to its assets or business. Consequently, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Employer hereunder, and all references herein to the “Employer” shall thereafter refer to such successor. Notwithstanding the foregoing, the obligations of the Executive are personal and shall not be assigned by him.

(e) Key Man Insurance. The Employer shall have the right to obtain key man life insurance, for the benefit of the Employer, with respect to the Executive, and the Executive shall undergo such physical examinations and provide such other cooperation as may reasonably be requested by the Employer in order to obtain and maintain such insurance.

(f) Indemnity. To the maximum extent permitted by the Employer’s By-Laws and the laws of the State of Maryland, the Employer hereby agrees to indemnify and hold the Executive harmless against any and all liabilities, expenses (including attorneys’ fees and costs), claims, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any proceeding arising out of the Executive’s employment with the Employer (whether civil, criminal, administrative or investigative), other than proceedings by or in the right of the Employer.

(g) Acknowledgment. The parties hereto acknowledge that Employer’s general counsel, Whiteford, Taylor & Preston L.L.P., has prepared this Agreement on behalf of the Employer and not the Executive. The Executive acknowledges that he has been advised by the Employer to seek the advice of independent counsel prior to reaching agreement with the Employer on any of the terms of this Agreement and that he has carefully read this Agreement, understands its terms, consulted with an attorney of its choice, and voluntarily executes the same as its own free act with the intent to be legally bound thereby. The parties agree that no rule of construction shall apply to this Agreement that construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

(h) Waivers; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

EXECUTIVE EMPLOYMENT AGREEMENT

(i) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, sent by overnight courier, or sent by facsimile (with confirmation of receipt), addressed as follows:

If to the Employer:	with a copy to:

TVI Corporation	Frank S. Jones, Jr.
7100 Holladay Tyler Road, Suite 300	Whiteford, Taylor & Preston L.L.P.
Glenn Dale, MD 20769	Seven Saint Paul Street
Attn: Board of Directors	Baltimore, Maryland 21202

If to the Executive:	with a copy to:

Richard V. Priddy	Keith J. Harrison, Member
c/o TVI Corporation	King Pagano Harrison
7100 Holladay Tyler Road, Suite 300	1730 Pennsylvania Avenue, N.W.
Glenn Dale, MD 20769	Washington, D.C. 20006

or at such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. If such notice or communication is mailed, such communication shall be deemed to have been given on the fifth business day following the date on which such communication is posted.

(j) Descriptive Headings; Certain Interpretations. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Except as otherwise expressly provided in this Agreement: (i) any reference in this Agreement to any agreement, document or instrument includes all permitted supplements and amendments; (ii) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (iii) the words “include,” “included” and “including” are not limiting; and (iv) a reference to a person or entity includes its permitted successors and assigns.

(k) Counterparts; Entire Agreement. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. This Agreement contains the entire agreement among the parties with respect to the specific transactions contemplated by this Agreement and terminates and supersedes all other or prior written or oral agreements or understandings among the parties with respect to the Executive’s employment by the Employer. The Executive hereby represents and warrants that by entering into this Agreement and performing the Services hereunder, the Executive will not breach or violate the terms of any employment agreement, non-competition agreement, or similar agreement to which the Executive is a party or by which he may be bound.

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(l) Governing Law; Jurisdiction. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Maryland without reference to the principles of conflicts of laws. Any and all disputes between the parties that may arise pursuant to this Agreement will be heard and determined before a federal or state court located in Maryland. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

(m) Expenses. Any cost, expense, tax or any other charges incurred by either of the parties hereto shall be borne by the party incurring such cost, expense, tax or charge.

(n) Press Releases and Public Announcements. Neither party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party. The Employer may use Executive’s name, photograph, likeness, voice, other personal attribute, and biographical and other information in any media obtained during the Employment Period for any business purpose.

EXECUTIVE EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

EMPLOYER:

TVI CORPORATION

/s/ MARK N. HAMMOND
Title: Chariman of the Board

EXECUTIVE:

/s/ RICHARD V. PRIDDY
Richard V. Priddy

EXECUTIVE EMPLOYMENT AGREEMENT

SIGNATURE PAGE

Exhibit A

Generally.

Subject to the following terms, Executive shall be entitled to receive an Annual Incentive Award for each fiscal year during the Employment Period in an amount not to exceed his Base Salary, provided that: (i) that the Net Profit of the Employer exceeds the Floor Amount for such fiscal year; and (ii) the Executive remains employed by the Employer at all times through the last day of such fiscal year.

Eligibility Trigger Points / Calculation.

Following the close of each fiscal year during the Employment Period for which “Net Profit” exceeds the Floor Amount and provided Executive remains in the Employer’s full employ at all times through the last day of such fiscal year, Executive shall receive an Annual Incentive Award. The Annual Incentive Award for any fiscal year shall equal the sum of: (i) two percent (2%) of any such “Net Profit” in excess of the Floor Amount up to Forecasted Net Profit, and (ii) three and one-half percent (3.5%) of any such “Net Profit” in excess of Forecasted Net Profit; provided that, in no event shall the amount of the total Annual Incentive Award for any one fiscal year exceed one hundred percent (100% )of the Executive’s Base Salary in effect at the conclusion of such fiscal year.

Definitions.

“Floor Amount” means [OMITTED]*.

“Forecasted Net Profit” for any given fiscal year means actual Net Profit in excess of the forecasted Net Profit for such fiscal year. For 2006, Forecasted Net Profit equals [OMITTED]*. For subsequent fiscal years during the Employment Period, Forecasted Net Profit shall be determined by the Compensation Committee of the Board (the “Committee”) in the exercise of its discretion, based upon its review of the financial forecast prepared by the Executive for the fiscal year in question and such other factors as it deems appropriate. In the absence of any determination of Forecasted Net Profit by the Committee for any fiscal year, the Forecasted Net Profit for such fiscal year shall equal one hundred and ten percent (110%) of the Forecasted Net Profit for the immediately preceding fiscal year.

“Net Profit” means Employer’s net income after interest, depreciation, amortization and federal, state, local or foreign taxes, exclusive of extraordinary or non-recurring items of income or otherwise resulting from significant changes in accounting principles that are not consistent with Employer’s business practices as determined in accordance with generally accepted accounting principles (“GAAP”).

Payment.

Payment of the Annual Incentive Award, if any, shall be made no later than the ninetieth (90th) day after the end of each full fiscal year during the Employment Period. All payments of amounts hereunder shall be accompanied by a written statement showing the amount of Employer’s Actual Net Profit and Forecasted Net Profit during the period in respect of which such fee is paid and describing the calculation of such payment. All payments hereunder shall be payable in accordance with the Employer’s payroll practices, as in effect from time to time, including, without limitation, the deduction of payroll taxes and similar withholdings.

Calculation.

All calculations and other determinations whatsoever with reference to the Annual Incentive Award will be performed in accordance with GAAP in the manner applied from time to time in the Employer’s audited financial statements, which shall be final, binding and conclusive for all purposes hereunder. Any determination, interpretation and construction regarding the Annual Incentive Award, including any pro ration required under Section 3(d)(iii) hereof, shall be made by the Committee and shall not be subject to review by any person and shall be final, binding and conclusive for all purposes.

MATERIAL NOTED ABOVE AS [OMITTED] IS CONFIDENTIAL AND HAS BEEN OMITTED, PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT, AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT A TO

EXECUTIVE EMPLOYMENT AGREEMENT